As filed with the Securities and Exchange Commission on May 25, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION PACIFIC CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Utah	13-2626465
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1400 Douglas Street
Omaha, NE 68179
(Address of Principal Executive Offices)

2021 STOCK INCENTIVE PLAN*
2021 EMPLOYEE STOCK PURCHASE PLAN*

 (Full Title of the Plans)

*See Explanatory Note on Following Page
Craig V. Richardson
Executive Vice President, Chief Legal Officer and Corporate Secretary
1400 Douglas Street
Omaha, NE 68179
Telephone: (402) 544-5000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $2.50 par value per share, issuable under the Union Pacific Corporation 2021 Stock Incentive Plan	10,000,000	$220.18	$2,201,800,000.00	$240,216.38
Common Stock, $2.50 par value per share, issuable under the Union Pacific Corporation 2021 Employee Stock Purchase Plan	10,000,000	$220.18	$2,201,800,000.00	$240,216.38
Total	20,000,000		$4,403,600,000.00	$480,432.76

(1)
In addition to the number of shares of the common stock, par value $2.50 per share (the “Common Stock”) of Union Pacific Corporation (the “Company” or “Registrant”) stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of options and other rights to acquire Common Stock, that may be granted pursuant to one of the compensatory stock plans listed above.

(2)
Pursuant to Rule 416 of the Securities Act, this registration statement also covers any additional shares of Common Stock which become issuable by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange, on May 19, 2021.

Explanatory Note

This Registration Statement on Form S-8 is being filed by Union Pacific Corporation (the “Registrant” or the “Company”) to register a total of 20,000,000 shares of Common Stock issuable under the Company’s 2021 Stock Incentive Plan and 2021 Employee Stock Purchase Plan (the “Plans”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Explanatory Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 5, 2021;

•
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in the preceding bullet; and

•
The description of the Company’s Common Stock contained in its registration statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

An opinion stating that the Common Stock registered hereunder, when issued in accordance with the provisions of the Plans, will be valid and binding obligations of the Company has been rendered to the Company on May 25, 2021 by John A. Menicucci, Jr., Esquire, Assistant Secretary of the Company and Senior Counsel of Union Pacific Railroad Company. Mr. Menicucci is eligible to receive awards under the Plans.

Item 6.	Indemnification of Directors and Officers.

Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act grants to a corporation the power to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company’s by-laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

The Company’s restated articles of incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1
Restated Articles of Incorporation of Union Pacific Corporation, as amended and restated through June  27, 2011, and as further amended May 15, 2014, incorporated by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

4.2	By-laws of Union Pacific Corporation, as amended effective as of November 19, 2015, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, dated November 19, 2015.
5.1	Opinion of John A. Menicucci, Jr., Esquire, Assistant Secretary of the Company and Senior Counsel of Union Pacific Railroad Company.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of John A. Menicucci, Jr., Esquire, Assistant Secretary of the Company and Senior Counsel of Union Pacific Railroad Company (filed as a part of Exhibit 5.1).
24.1	Power of attorney (set forth on signature page).
99.1	Union Pacific Corporation 2021 Stock Incentive Plan.
99.2	Union Pacific Corporation 2021 Employee Stock Purchase Plan.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2021.

UNION PACIFIC CORPORATION

By:	/s/ Craig V. Richardson
Craig V. Richardson
Executive Vice President, Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints each of Lance M. Fritz and Craig V. Richardson, his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lance M. Fritz	Chairman, President and Chief Executive Officer	May 25, 2021
Lance M. Fritz	(Principal Executive Officer)

/s/ Jennifer L. Hamann	Executive Vice President and Chief Financial Officer	May 25, 2021
Jennifer L. Hamann	(Principal Financial Officer)

/s/ Todd M. Rynaski	Vice President and Controller	May 25, 2021
Todd M. Rynaski	(Principal Accounting Officer)

/s/ Andrew H. Card, Jr.	Director	May 25, 2021
Andrew H. Card, Jr.

/s/ William J. Delaney	Director	May 25, 2021
William J. DeLaney

/s/ David B. Dillon	Director	May 25, 2021
David B. Dillon

/s/ Deborah C. Hopkins	Director	May 25, 2021
Deborah C. Hopkins
/s/ Jane H. Lute	Director	May 25, 2021
Jane H. Lute

/s/ Michael R. McCarthy	Director	May 25, 2021
Michael R. McCarthy

/s/ Thomas F. McLarty III	Director	May 25, 2021
Thomas F. McLarty III

/s/ Jose H. Villarreal	Director	May 25, 2021
Jose H. Villarreal

/s/ Christopher J. Williams	Director	May 25, 2021
Christopher J. Williams